Exhibit 2.2

List of Omitted Schedules and

Agreement to Furnish Omitted Schedules

Upon Request

1.	Security Agreement.

2.	Real Property Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement.

3.	Disclosure Schedules.

4.	Form of Revolving Note.

5.	Form of Swing Line Note.

6.	Trademark Security Agreement.

7.	UCC Financing Statements.

8.	Master Agreement for Standby Letters of Credit.

9.	Notice of Revolving Credit Advance.

10.	Opinion of Counsel of Borrower.

11.	Initial Borrowing Base Certificate.

12.	Collateral Assignment of Business Interruption Insurance.

13.	Fee Letter.

The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.